QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 12.1

FEDERAL EXPRESS CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED)
(IN MILLIONS, EXCEPT RATIOS)

	Nine Months Ended February 28,		Year Ended May 31,
	2003	2002	2002	2001	2000	1999	1998
Earnings:
Income before income taxes	$420	$497	$703	$786	$843	$771	$735
Add back:
Interest expense, net of capitalized interest	42	56	74	75	82	91	118
Amortization of debt issuance costs	—	—	1	1	1	9	1
Portion of rent expense representative of interest factor	452	446	594	563	575	535	500

Earnings as adjusted	$914	$999	$1,372	$1,425	$1,501	$1,406	$1,354

Fixed Charges:
Interest expense, net of capitalized interest	$42	$56	$74	$75	$82	$91	$118
Capitalized interest	12	20	23	23	30	35	31
Amortization of debt issuance costs	—	—	1	1	1	9	1
Portion of rent expense representative of interest factor	452	446	594	563	575	535	500

	$506	$522	$692	$662	$688	$670	$650

Ratio of Earnings to Fixed Charges	1.8	1.9	2.0	2.2	2.2	2.1	2.1

QuickLinks

  EXHIBIT 12.1
FEDERAL EXPRESS CORPORATION COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED) (IN MILLIONS, EXCEPT RATIOS)